Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Emersub CX, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid	Equity	Common Stock	457(c), 457(f)(1), 457(f)(3)	28,800,914 (1)	N/A	$4,321,843,721.70(2)	0.0000927	$400,634.91(3)
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$4,321,843,721.70(2)		$400,634.91
	Total Fees Previously Paid							$400,634.91
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)   Represents the maximum number of shares of Common Stock of Emersub CX, Inc. issuable upon the completion of the transactions described in this registration statement based on (x) the number of shares of common stock of Aspen Technology, Inc. issued and outstanding as of January 5, 2022, and an estimate as of January 5, 2022 of the maximum number of shares of common stock of Aspen Technology, Inc. issuable pursuant to the exercise of outstanding options or settlement of restricted stock units of Aspen Technology Inc., collectively equal to 68,573,604, multiplied by (y) the exchange ratio of 0.42 shares of Common Stock of Emersub CX, Inc. for each share of common stock of Aspen Technology, Inc.

(2)    Estimated solely for purposes of calculating the amount of the registration fee and computed pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act, the proposed maximum aggregate offering price is $4,321,843,721.70. Such amount equals (i) the product of $148.175, the average of the high and the low prices of shares of common stock of Aspen Technology, Inc., as reported on NASDAQ on January 7, 2022, and 68,573,604, the sum of the number of shares of common stock of Aspen Technology, Inc. issued and outstanding as of January 5, 2022 and the estimated maximum number of shares of common stock of Aspen Technology, Inc. issuable pursuant to the exercise of outstanding options or settlement of restricted stock units of Aspen Technology Inc., minus (ii) $5,839,050,051, the expected aggregate cash amount payable to holders of shares of common stock of Aspen Technology, Inc. upon the completion of the transactions described in this registration statement.

(3)    Calculated pursuant to Rule 457(f) of the Securities Act to be $400,634.91 by multiplying the proposed maximum aggregate offering price by 0.0000927.